Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Oaktree Acquisition Corp. III

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Other	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant(2)	Rule 457(a)	25,875,000	$10.00	$258,750,000	0.0000927	$28,230
Fees Previously Paid	Other	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant(2)	Rule 457(a)	25,875,000	$10.00	$258,750,000	—	$28,230
Fees to be Paid	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	25,875,000	—	—	—	—(4)
Fees Previously Paid	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	25,875,000	—	—	—	—(4)
Fees to be Paid	Other	Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50(3)	Rule 457(g)	8,625,000	—	—	—	—(4)
Fees Previously Paid	Other	Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50(3)	Rule 457(g)	8,625,000	—	—	—	—(4)
Fees to be Paid	Equity	Class A ordinary shares issuable upon exercise of redeemable warrants included as part of the units(5)	Rule 457(g)	8,625,000	$11.50	$99,187,500	0.0000927	$10,821
Fees Previously Paid	Equity	Class A ordinary shares issuable upon exercise of redeemable warrants included as part of the units(5)	Rule 457(g)	8,625,000	$11.50	$99,187,500	—	$10,821
	Total Offering Amounts							$33,181
	Total Fees Previously Paid							$33,181
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)

Includes 3,375,000 Units, consisting of 3,375,000 Class A ordinary shares and 1,125,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(3)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g).
(5)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of warrants.